Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is made as of April 1, 2002, to the Rights Agreement dated as of March 25, 1997 (the “Rights Agreement”) by and between MERIX CORPORATION, an Oregon corporation (the “Company”), and MELLON INVESTOR SERVICES LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent (the “Rights Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Rights Agreement.

Pursuant to Section 26 of the Rights Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Rights Agreement as follows:

1.    Change of Rights Agent

Section 21 of the Rights Agreement is hereby amended in its entirety as follows:

“21. Change of Rights Agent.    The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days notice in writing mailed to the Company and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights 30 Agent upon 30 days notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of any State of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million or (b) an affiliate or subsidiary of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.”

2.    Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such State as such laws are applied to contracts to be made performed entirely within such State.

3.    Descriptive Headings

The descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

4.    Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.    Certification

The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by the resolutions of the Board of Directors adopted at a meeting of the Board of Directors on March 20, 2002, hereby certifies to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT NO. 1 TO RIGHTS AGREEMENT to be duly executed as of the date first above written.

MERIX CORPORATION

By:
Name: Janie S. Brown Title: Sr. Vice President, Chief Financial Officer, Treasurer and Secretary

MELLON INVESTOR SERVICES LLC
(formerly known as ChaseMellon Shareholder Services L.L.C.)

By:
Name: Dennis Treibel Title: Assistant Vice President